Exhibit 99.1

Release:	Immediate
Contact:	David Miller (business media)	Paul Bowman (financial community)
	(408) 563-9582	(408) 563-1698

Applied Materials Adds Two Members to Board of Directors

SANTA CLARA, Calif., September 15, 2005 - Applied Materials, Inc. today announced the appointment of Thomas Iannotti and Charles Y.S. Liu to serve on its board of directors, effective immediately.

Iannotti is senior vice president and general manager of the Technology Solutions Group for the Americas region at Hewlett-Packard Company (HP). In this role he is responsible for driving customer satisfaction, growth and profitability for enterprise storage and systems, software and services. Iannotti previously ran HP’s Consulting and Integration business and oversaw strategy and business development for HP’s Customer Support business. Before joining HP, Iannotti led sales and marketing organizations at Compaq and Digital Equipment Corporation. He holds degrees in management and economics from Rhode Island College and is a graduate of the Harvard Business School Program for Management Development.

Liu has extensive experience in China and has advised a number of major international and Chinese companies, including GE Capital and IBM, in developing and executing business strategies for China. Liu is a principal of On Capital China Technology Fund, which invests in early-stage Chinese technology companies, and resides in Beijing. He previously served as Managing Director of Lazard Asia Ltd., a financial advisory and management firm, where he focused on doing business in China. Liu also worked at the United Nations in various roles, including as a negotiations secretary for numerous international economic conferences. Liu graduated from Princeton University and attended New York University Law School. He is currently a director on several boards, including that of Hi Sun Technology (China) Ltd., a provider of IT solutions and business development consulting services in China.

“We are very pleased to welcome Tom Iannotti and Charles Liu to our Board,” said James C. Morgan, chairman of Applied Materials. “Tom’s impressive record of creating a world-class services team at a premier technology company makes him a strong addition to our Board.” Morgan further stated, “We believe that Charles’ business experience and global perspective will be valuable assets for Applied as we continue to pursue our global growth and our expansion in China.”

Applied Materials, Inc. (Nasdaq: AMAT), headquartered in Santa Clara, California, is the largest supplier of equipment and services to the global semiconductor industry. Applied Materials’ web site is www.appliedmaterials.com

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